UNITED
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2014

CASTLIGHT HEALTH, INC.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-36330 (Commission File Number)	26-1989091 (I.R.S. Employer Identification Number)

______________________________________
Two Rincon Center
121 Spear Street, Suite 300
San Francisco, CA 94105
(Address of principal executive offices)

(415) 829-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors.

(d)

On April 23, 2014, upon the recommendation of the Nominating and Governance Committee, the Board of Directors (the “Board”) of Castlight Health, Inc. (the “Company”) approved the appointment of Ed Park to the Board effective immediately. Mr. Park will serve as a Class II director whose current term will expire at the Company’s 2016 Annual Meeting of Stockholders when the Class II directors will next be elected by the Company’s stockholders.
There are no arrangements or understandings between Mr. Park and any other persons pursuant to which Mr. Park was named as a director. Mr. Park is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Consistent with the Company’s policy for incoming non-employee directors, the Company expects the Compensation and Talent Committee to approve 50,000 stock options under the Company’s 2014 Equity Incentive Plan, each of which vest in full and become exercisable in equal monthly installments over 36 months. The stock options granted to Mr. Park will have an exercise price equal to the closing price of the Company’s stock on the New York Stock Exchange on the date of grant, and shall have a term of 10 years from the date of grant. Pursuant to Section 21.3 of the Company’s 2014 Equity Incentive Plan, in the event of a Corporate Transaction (as defined therein), the vesting of Mr. Park’s awards shall accelerate and become exercisable in full prior to the consummation of such event at such times and on such conditions as the Compensation and Talent Committee of the Board determines.
In connection with his appointment to the Board, Mr. Park will execute the Company’s standard form of indemnification agreement for directors.
On April 29, 2014, the Company issued a press release announcing the appointment of Mr. Park to the Board, a copy of which is filed as an exhibit to this report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press Release dated April 29, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Castlight Health Inc.
Date: April 29 , 2014
By: /s/ John C. Doyle
John C. Doyle
Chief Financial Officer
Principal Financial Officer and Principal Accounting Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated April 29, 2014